Exhibit 15.2

We hereby consent to the use of our report dated July 9, 2025, with respect to the consolidated financial statements financial position of NaaS Technology Inc. and its subsidiaries as of December 31, 2024, relating to consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows for each of the fiscal years ended December 31, 2024 and 2023, and the related notes included in its Form 20-F.

/s/ Enrome LLP

Singapore

April 17, 2026

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